Exhibit 15.3

June 20, 2007

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We are aware that our report dated June 14, 2007 on our review of interim financial information of Domtar Corporation for the three month period ended April 1, 2007 and included in the Company’s quarterly report on Form 10-Q for the quarter ended April 1, 2007 is included in its Registration Statement on Form S-1 dated June 20, 2007.

Very truly yours,

/s/ PricewaterhouseCoopers LLP